                                                                Exhibit 99

                          MCDONNELL DOUGLAS CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Millions of dollars)

                                                 Years Ended December 31
                                     -------------------------------------------
                                      1994     1993     1992     1991     1990
                                     ------   ------   ------   ------   ------
EARNINGS
  Earnings from continuing
    operations before income taxes
    and cumulative effect of
    accounting change                  $920     $459   $1,086     $615     $366

  ADD:  Interest expense                249      215      468      453      576
        Interest factor in rents         35       39       57       66       64
        Amortization of capitalized
          interest                        1        1        2        2        2
                                     ------   ------   ------   ------   ------
                                     $1,205     $714   $1,613   $1,136   $1,008
                                     ======   ======   ======   ======   ======


FIXED CHARGES
  Interest expense                     $249     $215     $468     $453     $576
  Capitalized interest                             2
  Interest factor in rents               35       39       57       66       64
                                     ------   ------   ------   ------   ------
                                       $284     $256     $525     $519     $640
                                     ======   ======   ======   ======   ======


Ratio of earnings to fixed charges     4.2X     2.8X     3.1X     2.2X     1.6X
                                     ======   ======   ======   ======   ======
